STATE OF MINNESOTA
     ----------------------------------------------------------------------
                               SECRETARY OF STATE
                            CERTIFICATE OF EXCHANGE
     ----------------------------------------------------------------------

     I, Mary Kiffmeyer, Secretary of State of Minnesota, do certify that: An Agreement and Plan of Exchange between the following corporations has been approved pursuant to the procedures required by the chapter indicated. The Agreement and Plan of Exchange was filed in this office on this date. An exchange of stock has been accomplished as described on the effective date listed below.

     Exchange Filed Pursuant to Minnesota Statutes, Chapter: 302A

     State of Incorporation and Name of Exchanging Corporations:

          FL: SPIDERBOY.COM, INC.

          MN: HIGH COUNTRY VENTURES, INC.

     State of Incorporation and Name of Acquiring Corporation:

          MN: HIGH COUNTRY VENTURES, INC.

     Effective Date of Exchange: 10/13/00

     Name of Acquiring Corporation After Effective
Date of Exchange:

          Spiderboy International, Inc.

     This certificate has been issued on: 10/13/00



[GRAPHIC OMITTED]
STATE SEAL



                                                              /s/ Mary Kiffmeyer
                                        ----------------------------------------
                                                             Secretary of State.

                            PLAN OF EXCHANGE-302A.611

SECTION 1. CORPORATION PLANNING TO EXCHANGE.
           ---------------------------------

     Spiderboy Com, Inc. (Spiderboy), a Florida corporation shall be exchanged with High Country Ventures, Inc., a Minnesota, corporation. At the Effective Time Spiderboy shall be wholly owned by High Country. High Country shall continue to be governed by the laws of the State of Minnesota.

SECTION 2. TERMS AND CONDITIONS.
           ---------------------

     2.1 The exchange shall be effective upon the issuance of a Certificate of Exchange by the Secretary of State of the State of Minnesota.

     2.2  The Articles of Incorporation shall remain.

     2.3  The By-Laws shall remain.

SECTION 3. MANNER AND BASIS OF CONVERTING THE SHARES.
           ------------------------------------------

     At the Effective Time, each share of the common stock of Spiderboy issued and outstanding immediately before the Effective Time shall be conveyed to High Country. 29,438,000 shares of High Country common stock, by virtue of the exchange shall be conveyed to Spiderboy, and shall represent validly issued, fully paid shares of High Country.

     IN WITNESS WHEREOF, the parties have executed this Plan of Exchange this _ day of September 2000.

          Spiderboy.Com, Inc.                   High Country Ventures, Inc.

          By, /s/illegible                      By, /s/illegible
             -----------------------------         -----------------------------
          President                             President

                            CERTIFICATE BY PRESIDENT


     I, Michael Johnson, the President of High Country Ventures, Inc., do certify that at a meeting of the shareholders of High Country Ventures, Inc. held on October 12, 2000, after notice of the Meeting of Shareholders as prescribed by the statutes of the State of Minnesota, the majority of the shareholders of High Country Ventures, Inc voted for the adoption of the Agreement and Plan of Exchange, the vote being the affirmative vote required by the by-laws of the company and by the Minnesota statutes.

Dated this 12th day of October, 2000.


                                        /s/ illegible
                                        -----------------------------
                                        President